Exhibit 16.1

May 1, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated May 1, 2015, of Teledyne Technologies Incorporated, and are in agreement with the statements contained in the second, third, and fourth paragraphs of Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP